EXHIBIT 4(a)(2)

GENERAL MOTORS ACCEPTANCE CORPORATION

AND

JP MORGAN CHASE BANK, N.A.

Second Supplemental Indenture

Dated as of June 30, 2006

Second Supplemental Indenture, dated as of June 30, 2006, between GENERAL MOTORS ACCEPTANCE CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”) and JP MORGAN CHASE BANK, N.A., a bank duly organized and existing under the laws of the United States, as Trustee (hereinafter called the “Trustee”, which term shall include any successor trustee appointed pursuant to Article Seven of the Indenture hereinafter referred to).

WITNESSETH:

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture, dated as of September 24, 1996, as amended by a First Supplemental Indenture dated as of January 1, 1998 (hereinafter together called the “Indenture”), provided for the issuance from time to time of one or more series of Securities evidencing unsecured indebtedness of the Company (hereinafter called “Securities”). Terms used in this Second Supplemental Indenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture; and

WHEREAS, this Second Supplemental Indenture amends the Indenture, pursuant to Section 10.01 thereof, in order to clarify that if there is any conflict between the provisions of any series of Notes as described in an applicable prospectus and this Indenture as to the applicability or description of the Survivor’s Option, the provisions of such series of Notes as described in an applicable prospectus shall govern.

NOW, THEREFORE;

For and in consideration of the premises and the purchase of the Securities by the holders thereof, the Company covenants and agrees, for the equal and proportionate benefit of the respective holders from time to time hereafter of the Securities, as follows:

Article One

Section 1.01. The first paragraph of Section 3.02 of the Indenture is amended to read in its entirety as follows:

If so specified in any Note, the beneficial holder of such Note shall have the Survivor’s Option to elect repayment of such Note in the event of the death of the beneficial owner of such Note; provided, however, that if any provision of any series of Notes describing the Survivor’s Option as contained in an applicable prospectus shall conflict with any provision of this Section, the provisions of such series of Notes describing the Survivor’s Option as contained in an applicable prospectus shall govern.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, and their respective seals to be hereunto affixed and attested, all of the day and year first above written.

[Seal]	GENERAL MOTORS ACCEPTANCE CORPORATION

Attest:	By:
Vice President

Secretary

[Seal]	JP MORGAN CHASE BANK, N.A.

Attest:	By:
Trust Officer

Assistant Secretary

3